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                                                                    Exhibit 10.5

                           INDEMNIFICATION AGREEMENT

     Agreement dated as of March 31, 2000 among Blue Rhino Corporation, a Delaware corporation (the "Buyer"), International Propane Products, LLC, an Illinois limited liability company ("IPP"), and Michael A. Waters ("Waters") (together Bison and Waters are referred to herein as the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

     The Buyer and the Sellers are entering into an Asset Purchase Agreement concurrently herewith (the "Asset Purchase Agreement"). Certain terms used herein without definition are used herein as defined in the Asset Purchase Agreement.

     The Asset Purchase Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets (and accept responsibility for the Assumed Liabilities) of the Sellers in return for a payment of cash, the issuance of the Purchase Shares, the Deferred Purchase Payments and the assumption of certain Liabilities.

     The Buyer and the Sellers make certain representations, warranties, and covenants in the Asset Purchase Agreement which will survive the Closing for purposes of potential indemnification. The Buyer and the Sellers therefore wish to provide for post-Closing indemnification against breaches of these representations, warranties, and covenants and to make certain other covenants among themselves.

     Now, therefore, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

     1. Definitions. Except as defined herein, all capitalized terms shall have the meanings accorded to them in the Asset Purchase Agreement.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Annex" has the meaning set forth in Section 2 below.

     "Asset Purchase Agreement" has the meaning set forth in the preface above.

     "Confidential Information" means any information of value concerning the Patio Heater, or the Acquired Assets that is not either (a) already generally available to the public or (b) made generally available to the public prior to any alleged breach of this Agreement other than by breach of this Agreement. Information available on a web site on the world wide web or
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published in any newspaper or magazine (including trade-oriented magazines with limited or controlled circulation) shall be deemed generally available to the public.

     "Indemnified Party" has the meaning set forth in Section 4(d) below.

     "Indemnifying Party" has the meaning set forth in Section 4(d) below.

     "Party" has the meaning set forth in the preface above.

     "Third Party Claim" has the meaning set forth in Section 4(d) below.

     2. Representations and Warranties of Waters. Waters represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2) with respect to himself or itself, except as set forth in the Annex attached hereto (the "Annex").

     (a) Authorization. Waters has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Waters, enforceable in accordance with its terms and conditions.

     (b) Noncontravention. Neither the execution and the delivery of this Agreement by Waters, nor the performance by Waters of his obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, charge, or other restriction of any government, governmental agency, or court to which Waters is subject or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Waters is a party or by which he is bound or to which any of his or its assets is subject.

     3. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

          (a) General. In case at any time after the Closing any further action is necessary or desirable to fully effect the transactions provided for in the Asset Purchase Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 4 below). Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired
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Assets, or copies thereof, in the case of any such information that, although related to the Acquired Assets, is related to the business of the Sellers.

          (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under the Asset Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Patio Heater or the Acquired Assets, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 4 below).

          (c) Transition. Waters will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of IPP from maintaining the same business relationships with the Buyer after the Closing as it maintained with IPP prior to the Closing. Sellers will refer all customer inquiries relating to the Patio Heater Business of the Sellers to the Buyer from and after the Closing.

          (d) Confidentiality. Sellers will treat as and hold confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or at the request of the Buyer, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession except information related to the prosecution of the patent with respect to the Patio Heater. In the event any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 3(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else risk being found liable for contempt, such Seller may disclose the Confidential Information to or as ordered by the tribunal; provided, however, that such Seller shall use his or its reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. This Agreement however will not prevent Waters from using Confidential Information in accordance with the License Agreement.

          (e) Covenant Not to Compete. Other than as allowed pursuant to the terms of
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the License Agreement, for a period of five (5) years from and after the Closing
Date, no Seller shall engage directly or indirectly in the business of the manufacture or sale of the Patio Heater or any heating devices used to warm the outdoor atmosphere in a defined space; provided, however, that no owner of less than 2% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 3(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The provisions of this covenant not to compete will not prevent Waters from manufacturing and selling Patio Heaters pursuant to the terms of the License Agreement with any variation or improvement on the design licensed pursuant to the License Agreement included within this exception so long as royalties on such sales are included in the royalty calculation under the License Agreement.

          (f) Technical Support. For a period of the longer of the time necessary to fully process the Patio Heater Patent or two (2) years, Waters shall provide technical support services to the Buyer consisting of research and development into New Developments. The term "New Developments" means concepts and ideas necessary to prosecute the Patio Heater Patent, whether patentable or not, including but not limited to proprietary or secret processes, designs, inventions, developments, modifications, procedures, methods, techniques, processes, adaptations, and applications, as well as improvements thereof or know-how related thereto. During the term of the consulting Agreement, the Consulting Agreement shall cover all compensation owed under this Section 3(f). Upon termination of the Consulting Agreement, Waters shall be compensated for all services provided after such date under this Section 3(f) on a time and materials basis at a rate to be agreed in advance of services performed. Any fees of attorneys or other professionals incurred in connection with patent searches or applications shall be paid directly by Buyer. Waters and Buyer shall jointly control the prosecution of the Patio Heater Patent.

     With respect to New Developments made or conceived by Waters which result from the performance of the technical services by Waters as contemplated by this Agreement, or result from the use of any Confidential Information, Waters and the Buyer agree that:

               (i) Waters shall disclose such New Developments to Buyer in writing, setting forth in reasonable detail the procedures employed and the results achieved;

               (ii)   Waters shall apply, at Buyer's request and expense, for
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          United States and foreign letters patent, copyrights, and trademarks, for any New Developments either in the name of Buyer or otherwise as Buyer shall direct in writing;

               (iii) Waters shall assign, to Buyer or otherwise as Buyer shall designate in writing, all of Waters's rights to such New Developments, including but not limited to United States and foreign letters patent, copyrights, trade names and trademarks granted upon such New Developments;

               (iv) Waters shall execute all documents reasonably requested by Buyer to formally assign any interest he may have in such New Developments to Buyer or otherwise as Buyer shall designate in writing; and

               (v) Waters shall execute any other written instrument and shall do any other acts reasonably requested by Buyer to assist Buyer or such other party as Buyer designates in writing to perfect or protect any or all of its rights in any New Development, including but not limited to trade secret, trademark, trade name, copyright and patent rights, both United States and foreign.

     4.   Remedies for Breaches of this Agreement and the Asset Purchase
Agreement.

          (a) Survival of Representations and Warranties.

          All of the representations and warranties of the Buyer and the Sellers contained in the Asset Purchase Agreement and in this Agreement shall survive the Closing and continue in full force and effect as of the Closing Date for a period of one (1) year except that (i) the representations and warranties contained in Sections 3(j), shall survive the Closing and continue in full force and effect as of the Closing Date for a period of three years; (ii) the representations and warranties contained in Section 3(l) shall survive the Closing and continue in full force and effect as of the Closing Date for a period of one (1) year after the grant of the Patio Heater Patent; (iii) the representations and warranties contained in Section 3(t) shall survive the Closing and continue in full force and effect as of the Closing Date for a period of five (5) years; and (iii) the representations and warranties contained in Sections 3(a), (b), (c), (d) and (e) of the Asset Purchase Agreement and Sections 4(a), (b), (c), (d) and (e) of the Asset Purchase Agreement shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

          (b) Indemnification Provisions for Benefit of the Buyer.

               (i) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean a Seller has breached) any of its representations, warranties, and covenants contained in the Asset Purchase
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          Agreement or any documents delivered therewith (which shall include a breach by Waters Industries, Inc. under the Consulting Agreement dated as of the date hereof), and, if there is an applicable survival period pursuant to Section 4(a) above, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to
          Section 6(h) below within such survival period, then the Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of or caused by the breach (or the alleged breach) up to the limits provided herein below.

               (ii) In the event Waters breaches (or in the event any third party alleges facts that, if true, would mean Waters has breached) any of his representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
          Section 4(a) above, provided that the Buyer makes a written claim for indemnification against Waters pursuant to Section 6(h) below within such survival period, then Waters agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) arising out of or caused by the breach (or the alleged breach) up to the limits provided herein below.

               (iii) The Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer arising out of or caused by any Liability of any Seller which is not an Assumed Liability (including any Liability of any Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law).

               (iv) Except as set forth herein, no amount shall be payable by the Sellers with respect to any Adverse Consequences unless and until all of the Adverse Consequences for which claims have been made exceed $25,000 in the aggregate. Except as set forth herein, the amount that the Waters and IPP shall be obligated to pay or expend in fulfilling their obligations under this Agreement shall be limited to, and in no event shall exceed, the amount of $1,123,000. Notwithstanding anything to the contrary contained herein, in the event of a breach by either of the Sellers of their obligations under Section 3(e) of this Agreement, there shall be no limitation on the amount paid by Sellers to Buyer, and such amount may include lost profits.
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          (c) Indemnification Provisions for Benefit of Waters.

               (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in the Asset Purchase Agreement or any of the documents delivered therewith, and, if there is an applicable survival period pursuant to Section 4(a) above, provided that Waters makes a written claim for indemnification against the Buyer pursuant to Section 6(h) below within such survival period, then the Buyer agrees to indemnify Waters from and against the entirety of any Adverse Consequences Waters may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Waters may suffer after the end of any applicable survival period), arising out of, or caused by the breach (or the alleged breach).

               (ii) The Buyer agrees to indemnify Waters from and against the entirety of any Adverse Consequences Waters may suffer arising out of or caused by any Assumed Liability.

          (d) Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 45 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer arising out of or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 4(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

               (iv) In the event any of the conditions in Section 4(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer arising out of or caused by the Third Party Claim to the fullest extent provided in this Section 4.

          (e) Purchase Price Adjustments. All indemnification payments under this Section 4 shall be deemed adjustments to the Purchase Price.

          (f) Other Recoupment Options. The Buyer, at its sole discretion, shall have the option of recouping all or any part of any amount owed Buyer under Section 4(b) (in lieu of seeking any indemnification to which it is entitled under this Section 4) by:

               (i) reducing the Deferred Purchase Price required to be paid to Waters pursuant to the Asset Purchase Agreement to the extent of all or any part of the amount owed Buyer under Section 4(b) up to the limit provided herein above;

     The Buyer shall provide the Sellers with thirty days written notice prior to taking any of the actions provided for in this Section 4(f) and will not take such an action if the Sellers contest the right of the Buyer to take such action by written notice delivered during such thirty day
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period. In the event that the Sellers contest the Buyer's right to recoupment hereunder, the Buyer shall continue to pay the Deferred Purchase Price when due, but shall pay such Deferred Purchase Price into a segregated account up to the amount that the Buyer claims to be owed under Section 4(b) above, which shall be held in trust for Waters under the Asset Purchase Agreement until a final decision by an arbitrator or a court of competent jurisdiction as to the amount, if any, of any right to recoupment. The Buyer shall pay the Deferred Purchase Price over and above the amount that the Buyer claims to be owed under Section 4(b) above directly to Waters as provided in the Asset Purchase Agreement.

          (g) Other Indemnification Provisions. The foregoing indemnification provisions are the exclusive remedies of the parties for breach of the Asset Purchase Agreement.

          5. Termination. This Agreement shall terminate if and only if the Asset Purchase Agreement is terminated prior to the Closing in accordance with and pursuant to the terms thereof.

          6.  Miscellaneous.

          (a) Exclusivity. Waters will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the membership units, or any substantial portion of the assets, of the Sellers (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Waters will notify the Buyer immediately if he becomes aware that any Person has made any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (b) Press Releases and Public Announcements. Waters shall not issue any press release or make any public announcement relating to the subject matter of the Asset Purchase Agreement without the prior written approval of the Buyer; provided, however, that Waters may make any public disclosure it believes in good faith is required by applicable law (in which case Waters will use his reasonable best efforts to advise the other Buyer prior to making the disclosure).

          (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Waters; provided, however, that the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and on the day after it is sent by next day air courier or ground messenger service or by telecopy and on the day of actual delivery by personal delivery, and addressed to the intended recipient as set forth below:

          If to the Sellers:

          Michael A. Waters
          372 Bateman Circle North
          Barrington Hills, Illinois 60010
          Fax: 847/381-3059

          With a copy to the attorneys of the Sellers and Waters:

          Vance L. Liebman, Esq.
          Levin & Funkhouser, Ltd.
          55 West Monroe Street, Suite 2410
          Chicago, Illinois 60603
          Fax: 312/641-2640
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          If to the Buyer:

          Blue Rhino Corporation
          104 Cambridge Plaza Drive
          Winston-Salem, North Carolina 27104
          Attention: Mark A. Castaneda
          Fax:  910/659-6750

          With a copy to the Buyer's attorneys:

          John H. Muehlstein, Esq.
          Pedersen & Houpt, P.C.
          161 North Clark Street, Suite 3100
          Chicago, Illinois 60601
          Fax: 312/641-6895

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Waters. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

          (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

          (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          (n) Incorporation of Annex. The Annex is incorporated herein by reference and made a part hereof.

          (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 6(p) below) in addition to any other remedy to which they may be entitled, at law or in equity.

          (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6(h) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

                     [The next page is the Signature Page]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                           SELLERS:  INTERNATIONAL PROPANE PRODUCTS


                                     By _________________________________
                                     Name: Michael A. Waters
                                     Title: Manager and Sole Member



                                     ___________________________________
                                     Michael A. Waters



                           BUYER:    BLUE RHINO CORPORATION



                                     By _________________________________
                                     Name: Mark A. Castaneda
                                     Title: Chief Financial Officer